Exhibit 99.1

TRANSACTIONS IN THE ISSUER’S SECURITIES DURING THE LAST 60 DAYS

During the last 60 days, The SAR Trust U/A/D August 30, 2005, of which the Reporting Person is trustee, sold an aggregate of 1,444,284 shares of the Issuer’s Common Stock, as follows:

Transaction Date	Number of Shares Sold	Transaction Price
December 2, 2021	800,000	$6.1679	(1)
December 3, 2021	456,726	$6.0672	(2)
December 6, 2021	187,558	$6.017	(3)

(1)	The transaction price reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.08 to $6.1679, inclusive. The Reporting Person undertakes to provide to Rimini Street, Inc. or the staff of the United States Securities and Exchange Commission, upon written request, full information regarding the number of shares sold at each separate price within the ranges set forth in this footnote 1 to this Item 5(c).

(2)	The transaction price reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.00 to $6.19, inclusive. The Reporting Person undertakes to provide to Rimini Street, Inc. or the staff of the United States Securities and Exchange Commission, upon written request, full information regarding the number of shares sold at each separate price within the ranges set forth in this footnote 2 to this Item 5(c).

(3)	The transaction price reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $6.00 to $6.055, inclusive. The Reporting Person undertakes to provide to Rimini Street, Inc. or the staff of the United States Securities and Exchange Commission, upon written request, full information regarding the number of shares sold at each separate price within the ranges set forth in this footnote 3 to this Item 5(c).